PRE-ORGANIZATION AGREEMENT

OF

TAMMY PHILLIPS FITNESS BOOT CAMP, LLC

THIS AGREEMENT, made this 15th day of September, 2003, by and between WEIGHT LOSS FOREVER INTERNATIONAL, INC., (hereinafter referred to as "WLFI") and TAMMY PHILLIPS, (hereinafter referred to as "PHILLIPS").

RECITALS:

A.   The parties are desirous of forming TAMMY PHILLIPS FITNESS BOOT CAMP, LLC, a Florida Limited Liability Company, (hereinafter referred to as "Company") which will be jointly held by WEIGHT LOSS FOREVER INTERNATIONAL, INC. (50% Ownership), and TAMMY PHILLIPS, or her assignee (50% Ownership).

B.   In consideration therefore, the parties agree that the purpose of forming the Company is to develop, sell and support the “Tammy Phillips Fitness Boot Camp” concept. The Company shall be responsible for:

1.   Selling franchises and supporting those franchisees from opening through compliance;
2.   Sourcing all products with manufacturers, negotiating appropriate pricing and securing distribution contracts at advantageous levels; and
3.   Normally accepted corporate governance practices in the day-to-day management of the Company.
      4.   WLFI will cause enough dollars to be invested to start the initial marketing and advertising campaign for franchising. This amount not to exceed $5,000.

C.   The parties believe it to be in their best interests to provide “in writing” the terms of their agreement in regard to the issuance and regulation of the membership interests in such Company and the management of the business to be conducted by the Company.

D.   PHILLIPS has developed and owns the license to the rights, logos, trademarks, systems of fitness and weight loss, and design used by the Tammy Phillips Fitness Boot Camp concept. Phillips desires to transfer all of her rights, title and interest in the Tammy Phillips Fitness Boot Camp concept, including but not limited to franchising rights, to the Company pursuant to the terms and conditions hereinafter outlined except as set out in the Operation Agreement that is marked Exhibit A attached hereto and made a part hereof.

E.   WLFI is a publicly traded, fully registered company that owns and develops franchise systems on a multi-regional basis.

NOW, THEREFORE, in consideration of the mutual promises made herein, and for other good and valuable consideration, the parties, by the execution of this Agreement, agree as follows:

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1.   RECITALS: The parties hereby agree that the above recitals are true and they agree to be bound by their intent.

2.   TERMS:

        A) TRANSFER OF RIGHTS: Phillips hereby transfers to Company 100% of her right, title and interest in the assets of the Tammy Phillips Fitness Boot Camp, including, without limitation, all franchising rights, franchising agreements, royalty agreements, development agreements, service marks, trademarks, trade names, copyrights, logos, all other intellectual property rights in and to the names. Franchise Agreements as existing at August 11, 2003 are excluded from this Agreement. Royalties received on the excluded agreements are to remain the property of Phillips and Phillips is required to personally service those agreements at her own expense. The company does not assume any liabilities or obligations of Phillips incurred prior to the date hereof.

B)   STOCK ISSUE: WLFI will issue Phillips, or her assignee, 200,000 shares of its common stock;

C)   STOCK OPTION: WLFI will issue Tammy Phillips, or her assignee, an Option to Purchase 250,000 shares of common stock at a 10% discount of the 5 day trading average of WLFI stock prior to the date hereof or prior to the exercise thereof. This Option shall be for a period of four years from the date hereof.

D)   INCENTIVE PACKAGE: Phillips will be given an Incentive Package which will allow her to earn 100,000 of WLFI shares of common stock for every $100,000 of royalties that is received by Company. The parties agree to a 50/50 percent distribution of profits, therefore, the Company would have to receive $200,000 in royalty for Phillips to earn the $100,000. This Incentive Package has the potential to earn 100,000 share increments up to 500,000;

    E)     SUBSEQUENT AGREEMENT: The parties shall execute a subsequent Operating Agreement within 45 days which will protect and insure Tammy Phillips’ authority to run the business according to accepted corporate governance practices until such a time that she desires not to;

    F) REVENUE DISTRIBUTION: The parties agree that initially the franchise fees will be Divided as follows:

i.   Franchise Fees will be raised to $12,500 and $7,500 of each new franchise fee will go to fund the new corporation until it has been funded with $50,000. The parties agree that once this $50,000 has been received by the Company, Phillips will be entitled to start receiving a paycheck with the amount to be agreed upon by the Board of Managers. It is contemplated that this pay will increase as the revenue of the Company increases.

ii.   The balance of the $12,500 fees will go to Tammy Phillips.

iii.   Once the company has been funded with $50,000, the franchise fees will be split $10,000 to Tammy Phillips and $2,500 to Purchaser.

iv.   Tammy Phillips will earn the disproportionate distribution of fees until she has earned $100,000 at which time the fees will go into the company.

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3.   DOMICILE: The Company shall be formed under and pursuant to the laws of the State of Florida.

4.   NAME OF COMPANY: The Company shall be known by the name of "Tammy Phillips Fitness Boot Camp, LLC ". In the event that this name is not available, then the Company shall have such other name as the parties may agree upon and select.

5.   PURPOSES: The purposes for which this Company is to be organized are to establish and carry on a business of developing, selling, franchising and growing the Tammy Phillips Fitness Boot Camp concept and engage in any and all related manner of business activities or business permitted under the laws of the United States, Florida and other applicable states.

6.   ARTICLES OF ORGANIZATION: Articles of Organization shall be prepared and filed in a form approved by the parties.

7.   DURATION OF OPERATION: The duration of the Company shall continue in perpetuity , unless earlier terminated pursuant to this Agreement or the Operating Agreement and Regulations of the Company.

8.   REGISTERED OFFICE AND AGENT: The registered agent and office for the Company shall be Christopher M. Swartz, 300 International Parkway, Suite 100, Heathrow, Florida 32746.

9.   MANAGEMENT OF COMPANY: All Company powers shall be exercised by or under the authority of, and the business and affairs of this Company shall be managed under the direction of a Board of Managers except set out in the Operation Agreement that is marked Exhibit A attached hereto and made a part hereof.

10.   ORGANIZERS AND OWNERSHIP: The persons who shall execute the Articles of Organization shall be Tammy Phillips, as President, and Christopher Swartz, as Secretary. The Company shall be jointly owned by WEIGHT LOSS FOREVER INTERNATIONAL, INC. (50 % Ownership), and TAMMY PHILLIPS, (50 % Ownership).

11.   INDEMNIFICATION: The Company shall indemnify any officer, manager, or any former officer or manager to the full extent provided by law.

12.   MEMBERSHIP INTERESTS:

        A. Upon the organization and formation of the Company there shall initially be authorized a single class of membership interest in the Company divided into a total of 2,000 units which shall be issued as follows:

    1,000 units to WLFI
          1,000 units to PHILLIPS

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B. Voting Rights: Voting Rights are as follows:

Number Of Votes           Voting Rights
2                         WLFI
            2                         TAMMY PHILLIPS

13.   SERVICES:

          A.     WLFI will create and keep current, the Uniform Franchise Circular and all of the state filings so as Tammy Phillips Fitness Boot Camp, LLC will be in full compliance and good standing in all of the states in which the Company desires to sell franchises.

    B.     WLFI will cause and be responsible for hiring an Independent Certified Public Accountant to review quarterly, and audit annually the books and records of the Company pursuant to Generally Accepted Accounting Principles, held forth by the American Institute of Public Accountants.

        C.     WLFI will also deploy all of its resources to oversee the purchasing systems, marketing systems, accounting services and legal services. The parties agree that these services will be provided to benefit the Members of the Tammy Phillips Fitness Boot Camp, LLC and therefore, Tammy Phillips and the Board of Managers will make the decisions as to which of these services and at which times they choose to use them.

14.   Profits of the Company shall be distributed to WLFI and PHILLIPS as directed from time to time by the Board of Managers, subject to the Company’s retention of reasonable working capital as determined by the Board of Managers.

15.   REPRESENTATIONS AND WARRANTIES:

A.   Phillips warrants and represents that she has the right to contribute to the Company all trademarks, logos, and other indicia of ownership being contributed to the Company and has the legal right to franchise TAMMY PHILLIPS FITNESS
 BOOT CAMP concept.

B.   Phillips warrants and acknowledges that she is responsible for any and all debts or obligations incurred prior to the date of this Agreement and further agrees to hold Company harmless against any and all claims that might arise in the future.

            C.   Tammy Phillips further warrants and represents that she has not transferred or given any rights to any of the assets to any other entity, nor shall attempt to do so hereafter regarding the concept.

16.   RESTRICTIONS AGAINST SALE OF MEMBERSHIP INTERESTS: The sale, pledge, encumbrance, hypothecation, or other disposition of all or any part of each Members’ interest shall be restricted as provided in the Operation Agreement and Regulations of the

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Company, which by the execution of this Agreement is hereby agreed upon by the parties and further agree upon that it is in conformance with this Pre-Organization Agreement.

17.   RESTRICTIVE ENDORSEMENT ON CERTIFICATES: The certificates of membership of the Company which shall be issued to the Members hereto, shall bear the following endorsement in order to put all persons on notice as to the existence of the transfer restriction:

"Transfer is severely restricted under the Company’s Operating Agreement and Regulations."

18.   A.   Board of Managers: At the first meeting of the Members the following Board of Managers shall be elected:

Name	Representing

Tammy Phillips	PHILLIPS
Mike D’Apolito	WLFI
Joseph Mulkey	PHILLIPS
Christopher M. Swartz	WLFI

B.   Officers: At the first meeting of the Board of Directors, the following officers shall be elected:

President:	Tammy Phillips

Secretary	Christopher M. Swartz

        C.   The Board of Managers will cause, immediately after their initial meeting, Company bank accounts to be opened at banks chosen by the Board of Managers. Checks in an amount exceeding $5,000.00 shall require the signature of both the President and the Secretary.

19.   OPERATION OF CLINICS: All clinics operating under the “Tammy Phillips Fitness Boot Camp, LLC” shall operate in accordance with individual, properly executed Franchise Agreements.

20.   TERMINATION: This Agreement shall terminate upon the occurrence of any of the following events as more fully described in the Operating Agreement.:

A.   Cessation of the business or dissolution of the Company;

B.   Bankruptcy, receivership or dissolution of the Company;

            C.   The voluntary agreement of all parties who are then bound by the terms hereof.

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21.   SURVIVAL OF REPRESENTATIONS: The parties hereto agree that all warranties, agreements and representations contained in this Agreement shall survive the closing of the transaction contemplated hereby.

22.   INTEGRATION OF AGREEMENT: The parties hereto agree that this Agreement and the exhibits attached hereto contain the entire understanding and agreement of the parties, and supercedes any prior agreements, either written or oral, between them. Any modification or amendment of this Agreement shall be in writing and signed by the parties hereto.

IN WITNESS WHEREOF, the parties have caused this Pre-Organization Agreement to be executed by their duly executed the day and year first above written.

WEIGHT LOSS FOREVER INTERNATIONAL, INC.	TAMMY PHILLIPS

BY: /s/ Christopher M. Swartz	BY: /s/ Tammy Phillips

Christopher M. Swartz, Secretary	TAMMY PHILLIPS
Individually
Witness:	Witness:

Exhibit “A”

Operating Agreement Attached Hereto & Made A Part Hereof

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